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Exhibit 10(b)

                          LINCOLN NATIONAL CORPORATION
                          DIRECTORS' VALUE SHARING PLAN
                 (Including All Amendments Through May 14, 1998)


ARTICLE I - PURPOSE OF PLAN

         1.1 Establishment of Plan. Lincoln National Corporation (the "Corporation") adopts the Directors' Value Sharing Plan (the "Plan") to provide the benefits specified in the Plan for members of the Board of Directors of the Corporation who are not employees of the Corporation or any of its affiliates or subsidiaries ("Non-Employee Directors").

         1.2 Purpose of the Plan. The purpose of the Plan is to provide Non-Employee Directors with an increased economic interest in the Corporation in order to attract and retain well-qualified individuals to serve as Non-Employee Directors and to enhance the identity of interests between Non-Employee Directors and the shareholders of the Corporation.

         The Corporation intends that its Non-Employee Directors' Base Compensation (i.e., retainer and meeting fees) approximate the median of that for peer companies within the industry. The Plan is designed to provide additional compensation to Non-Employee Directors linked to overall return to the Corporation's shareholders.

         The Plan increases the Non-Employee Directors' financial interest in the Corporation through the payment of stock units based on:

         1) Performance of the Corporation's stock relative to a group of peer companies, and

         2) Service on the Board.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

         All Non-Employee Directors are eligible and shall participate in the Plan in accordance with the terms and conditions set forth herein.

ARTICLE III - VALUE SHARING AWARD:  STOCK PERFORMANCE

         3.1 Stock Units. At the end of (i) the one-year period ending December 31, 1996; (ii) the two-year period ending December 31, 1997; and (iii) the three-year period ending December 31, 1998 and each succeeding three-year period ending annually thereafter (each such period, a "Performance Cycle"), the Corporation shall award each Non-Employee Director a whole

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number of stock units (the "Stock Units"), as determined under Section 3.2, in consideration for services rendered as a Non-Employee Director. Each Stock Unit shall represent an unfunded, unsecured obligation of the Corporation to pay an amount equal to the fair market value of a share of common stock of the Corporation ("Stock"), determined as of any business day by averaging the high and low sales price of the Stock quoted on the New York Stock Exchange Composite Listing on the preceding business day on which there were such quotations for the day in question.

         3.2 Calculation of Stock Unit Award. The number of Stock Units awarded to each Non-Employee Director at the end of each Performance Cycle shall be based on the total shareholder return on the Stock as compared with that of the peer companies set forth in Exhibit A (the "Peer Companies") for that Performance Cycle. For purposes of this Section 3.2, the Corporation's total shareholder return shall be equal to the appreciation in the value of Stock times the accumulated number of shares held at the end of the Performance Cycle divided by the value of Stock at the beginning of the Performance Cycle. The accumulated number of shares is the sum of the shares acquired through the purchase of fractional shares by reinvesting the quarterly cash or cash-equivalent dividends in Stock, plus the original share of Stock. The value of Stock at the beginning of the Performance Cycle is the average of the closing prices of Stock on the last trading date of October, November, and December prior to a Performance Cycle beginning January 1. The value of Stock at the end of the Performance Cycle is the average of the closing price of Stock on the last trading date of October, November, and December for a Performance Cycle ending December 31.

         The total shareholder return for each Peer Company shall be calculated in the same manner. For purposes of the awards below, Peer Company Average Return, Top Tier Shareholder Return, and Top Company Shareholder Return are calculated as follows:

         Peer Company Average Return. The Peer Companies producing the 3 highest and the 3 lowest shareholder returns in the Peer Companies shall be disregarded for purposes of determining the Peer Company Average for each Performance Cycle. The Peer Company Average for the Performance Cycle shall be computed by averaging the shareholder total returns of the companies ranked fourth highest through eleventh highest.

         Top Tier Shareholder Return. The Top Tier Shareholder Return for each Performance Cycle shall be determined by averaging the companies contained in the Peer Companies ranked third, fourth, and fifth highest in terms of Shareholder Return.


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         Top Company Shareholder Return. The Top Company Shareholder Return for
         each Performance Cycle shall equal the greatest shareholder return of the Peer Companies during that Cycle.

         For each Performance Cycle, each Director shall be awarded a whole number of Stock Units having a value as follows:

         Performance Relative                                   Value of
         to Peer Companies                                    Stock Units

           Median                                               $     0
           Top Tier (75th percentile)                            16,000
           Top Company                                           41,000

If the Corporation's performance falls between the above referenced points, the value of the Stock Units awarded will be based on the interpolation of the value to be awarded between the relevant referenced points. To the extent that the formula described in this Section 3.2 does not result in a whole number of Stock Units, the result shall be rounded upwards to the next whole number such that no fractional Stock Units shall be issued under the Plan.

 ARTICLE IV - VALUE SHARING AWARD: BOARD SERVICE

         4.1 In addition to the awards based on stock performance described in
Article III, the Corporation shall award Stock Units in lieu of participation in any pension or other retirement program of the Corporation to each Non-Employee Director who on or before March 31, 1996, waived any entitlement under (or who never becomes entitled to benefits under) such a program.

         4.2 The number of such Stock Units to be granted each eligible Director shall be determined by (i) calculating the dollar amount (the "Level Funding") required to fund in equal quarterly payments over the Calculation Period (defined below) a notional lump sum amount payable as of age 70 of .185 of the current annual retainer multiplied by the number of quarters in the Calculation Period; and then (ii) applying the provisions of 4.3 through 4.9 of this Plan. The Level Funding shall be calculated assuming such payments were credited at the end of each calendar quarter commencing on the later of April 1, 1986, or the beginning of the calendar quarter which includes the date on which the individual first became a Non-Employee Director and terminating at the end of the Calculation Period and assuming an effective annual interest rate of 7.5% during the Calculation Period and during the period from the end of the Calculation Period to age 70. The Calculation Period shall be a period equal to the lesser of forty calendar quarters or the number of calendar quarters


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commencing with the calendar quarter which includes the date on which the individual's service as a Non-Employee Director began and ending with the calendar quarter immediately preceding the calendar quarter during which attainment of age 70 occurs. (See Exhibit B.)

         4.3 An initial grant of stock units shall be made to each Non-Employee Director who has waived benefits as provided in 4.1 above by calculating (i) the dollar amount that would have accumulated had such Level Funding outlined in 4.2(i) above taken place during the period beginning the later of April 1, 1986 or the quarter which includes the date the individual became a Non-Employee Director and ending on March 31, 1996, including interest at 7.5% and dividing this amount by (ii) the value of a share of Stock determined in the manner set forth in 3.1 above (the "Stock Value") on March 31, 1996.

         4.4 For an individual who as of March 31, 1996 has served as a Non-Employee Director for a period equal to or greater than the Calculation Period, the initial grant as described in 4.3 above shall constitute the entire basic Board Service Value Sharing Award and shall be supplemented by additional Board Service grants only as provided in 4.6 below.

         4.5 For a Non-Employee Director who as of March 31, 1996 has not served as a Non-Employee Director for a period equal to or greater than the Calculation Period, the Corporation shall continue to make grants of Stock Units at the end of calendar quarters beginning April 1, 1996, and thereafter equal to the Level Funding amount calculated under 4.2(i) divided by the Stock Value as of the date of grant until grants have been made for each of the remaining quarters in the Calculation Period during which the individual continues to serve as a Non-Employee Director.

         4.6 To the extent that the current annual retainer payable to Non-Employee Directors is increased in any year, each Non-Employee Director serving for such year shall also receive a grant of Stock Units equal to (i)
 .185 of the dollar amount of such increase times the number of quarters (to a maximum of forty) then served as a Non-Employee Director discounted at 7.5% interest from the Non-Employee Director's age 70 to the last day of the quarter during which such increase in retainer occurred, divided by (ii) the Stock Value as of the last day of the quarter in which such increase in retainer occurred.

         4.7 For a Non-Employee Director who, as of the date any increase in retainer occurs, has not served as a Non-Employee Director for a period equal to or greater than the Calculation Period, the amount of any quarterly payment made in quarters following the quarter during which the increase in retainer


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occurred will be increased to an amount equal to the then current quarterly payment times the ratio of the new retainer to the then current retainer.

         4.8 The beneficiary of a Non-Employee Director who dies while serving as a Non-Employee Director and who prior to March 31, 1996, waived his or her rights under any pension or retirement plan as provided in 4.1 above shall be entitled to receive an additional amount credited to his or her Account equal to the amount by which (i) the lump sum death benefit which would have been payable under the Lincoln National Corporation Directors' Retirement Plan had the Non-Employee Director continued to participate in that plan until his or her date of death exceeds (ii) the value as of the date of his or her death of the Stock Units calculated under the provisions of 4.2 through 4.7 and the Dividend Equivalent Payments provided by Article VI attributable to such Stock Units. No additional amount shall be credited under 4.8 if 4.8(ii) exceeds 4.8(i).

         4.9 In no event shall grants under this Article IV be increased or decreased to reflect increases or decreases in Stock Value subsequent to the date of grant.

ARTICLE V - STOCK UNIT TERMS AND CONDITIONS

         Stock Units shall be represented by and recorded in a bookkeeping account set up in each Non-Employee Director's name (the "Account"). The following terms and conditions shall apply to Stock Units: (i) a Dividend Equivalent Payment, as defined in Article VI below, shall be credited to the Account and shall have the same terms and conditions as the Stock Units; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; and (iii) the Stock Units and Dividend Equivalent Payments shall vest on the date the Non-Employee Director ceases to be a Director of the Corporation.

ARTICLE VI - DIVIDEND EQUIVALENT PAYMENTS

         As of each dividend payment date with respect to Stock, each Non-Employee Director shall be awarded a Dividend Equivalent Payment equal to the product of (i) the per share cash dividend payable with respect to each share of Stock on such date; and (ii) the total number of Stock Units and Dividend Equivalent Payments credited to the Non-Employee Director's Account, as of the record date corresponding to such dividend payment date, divided by the fair market value. The Dividend Equivalent Payments are subject to the restrictions specified in Article V.


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ARTICLE VII - PAYMENT OF BENEFITS

         As soon as practicable following the date the Non-Employee Director ceases to be a director of the Corporation (the "Date"), the Corporation shall pay to the Non-Employee Director (or his or her designated beneficiary) an amount equal in value to the Stock Units and Dividend Equivalent Payments credited to his or her Account in a lump sum valued as of the Date. In lieu of a lump sum, at age 70 or after, a Director who has so elected may receive payments in annual installments over a 5, 10 or 15 year period.

ARTICLE  VIII - ADJUSTMENT UPON CHANGES IN CAPITALIZATION

          In the event of a Stock dividend, Stock split or combination, reclassification, recapitalization or other capital adjustment of shares of Stock, the number of Stock Units and the amount of Dividend Equivalent Payments credited to Accounts shall be appropriately adjusted by the Board of Directors of the Corporation, whose determination shall be final, binding and conclusive. The award of Stock Units pursuant to this Plan shall not affect in any way the right or power of the Corporation to issue additional Stock or other securities, to make adjustments, reclassification, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.

ARTICLE IX - TERMINATION OR AMENDMENT OF PLAN

         9.1 In General. The Board of Directors of the Corporation may at any time terminate, suspend or amend this Plan.

         9.2 Written Consents. No amendment may, without the written consent of such Non-Employee Director, adversely affect the right of any Non-Employee Director to receive any Stock Units or any Dividend Equivalent Payments previously awarded.

ARTICLE X - GOVERNMENT REGULATIONS

         The obligations of the Corporation under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board of Directors of the Corporation.


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ARTICLE XI - MISCELLANEOUS

         11.1 Unfunded Plan. The Plan shall at all times be entirely unfunded. Any Account established and maintained under the Plan is solely for accounting purposes and shall not require a segregation of any assets of the Corporation. A Non-Employee Director's right to receive any payment under this Plan shall be no greater than the rights of an unsecured general creditor of the Corporation.

         11.2 Assignment; Encumbrances. Stock Units and Dividend Equivalent Payments under this Plan are not assignable or transferrable and shall not be subject to any encumbrances, liens, pledges or charges of the Non-Employee Director or his or her creditors. Any attempt to assign, transfer or hypothecate any Stock Units or Dividend Equivalent Payments shall be void and of no force and effect whatsoever.

         11.3 Applicable Law. This Plan shall be governed by the laws of the State of Indiana to the extent not preempted by Federal law.

         11.4 Headings. The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

         11.5 Plan Administration. The Plan shall be administered by a DVSP Administration Committee (the "Committee"). At any date, the members of the Committee shall be those members of the Nominating and Governance Committee of the Board of Directors who are Non-Employee Directors as such term is defined in
Section 16 of the Securities Exchange Act of 1934, as it may be amended from time to time. The Committee may not exercise its authority at any time there are less than 2 members. The Committee shall exercise its authority only by a majority vote of its members at a meeting or by a writing without meeting.

ARTICLE XII - EFFECTIVE DATE OF PLAN

         This Plan shall become effective as of January 1, 1996.





PCDocs No. 5580\5



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                                    EXHIBIT A


                           Peer Companies Designations


The following companies shall compose the Peer Companies for Performance Cycles beginning in 1998:

American General Corporation                Life Re Corporation
AmerUS Life Holdings, Inc.                  Nationwide Financial Services, Inc.
Conseco, Inc.                               Reinsurance Group of America, Inc.
The Equitable Companies, Inc.               ReliaStar Financial Corporation
Hartford Life, Inc.                         SunAmerica, Inc.
Jefferson-Pilot Corporation                 Torchmark Corporation
Liberty Financial Companies, Inc.           Transamerica Corporation


The following companies shall compose the Peer Companies for the 1996-1998 and 1997-1999 Performance Cycles:

Allstate Corporation                        ReliaStar Financial Corporation
American General Corporation                SAFECO Corporation
CIGNA Corporation                           SunAmerica, Inc.
The Equitable Companies, Inc.               Torchmark Corporation
Jefferson-Pilot Corporation                 Transamerica Corporation
Provident Life & Accident Insurance Co.     Travelers Group, Inc.
Reinsurance Group of America, Inc.          USF&G Corporation



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                                    EXHIBIT B


                    DVSP Board Service Quarterly Contribution
                Calculated for $30,000 Retainer at 7.5% Interest


                                                      Calculation
                     Become                             Period
                    Director                           Quarterly
                     at Age                          Contribution

                      69                                 5,400
                      68                                 5,205
                      67                                 5,015
                      66                                 4,829
                      65                                 4,649
                      64                                 4,473
                      63                                 4,302
                      62                                 4,136
                      61                                 3,974
                      60                                 3,817
                      59                                 3,551
                      58                                 3,303
                      57                                 3,073
                      56                                 2,858
                      55                                 2,659
                      54                                 2,473
                      53                                 2,301
                      52                                 2,140
                      51                                 1,991
                      50                                 1,852
                      49                                 1,723
                      48                                 1,603
                      47                                 1,491
                      46                                 1,387
                      45                                 1,290
                      44                                 1,200
                      43                                 1,116
                      42                                 1,039
                      41                                   966
                      40                                   899
                      39                                   836
                      38                                   778


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